Exhibit (h)(2)

AMENDMENT TO

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT is made this 22nd day of January, 2004, by and between The Marsico Investment Fund (the “Trust”) and UMB Fund Services, Inc. (the “Administrator”).

R E C I T A L S:

WHEREAS, on November 14, 2002, the Administrator and the Trust amended and restated that certain Administration Agreement (as amended, the “Agreement”) by and between the Administrator and the Trust; and

WHEREAS, the Administrator and the Trust desire to amend the Agreement to reflect certain additional services to be provided by the Administrator relating to the preparation and filing of Form N-CSR and related matters.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the foregoing recitals, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Agreement: Section 2(a) of the Agreement shall be amended by (a) revising Subsection (4) to read as set forth below; (b) adding the following new Subsections (15) – (18); and (c) renumbering existing Subsection (15) as Subsection (19):

“(4) prepare the financial statements (including the schedules of investments) and fund overviews for the annual and semi-annual reports to shareholders required pursuant to Section 30(e) under the Act and assist in compiling the balance of the reports;”

* * *

“(15) assist in compiling data and exhibits for, prepare, and file Form N-CSR subject to the review and approval of the Trust, and assist in considering the materiality of information and determining the Trust’s disclosure obligations on a timely basis with respect to the preparation of the N-CSR; (16) establish, maintain and follow Administrator’s disclosure controls and procedures regarding its preparation of the Trust’s financial statements to be included in the Form N-CSR and Administrator’s collection of other information to be included in the Form N-CSR, and report any control findings of the most recent SAS 70 report; (17) provide sub-certifications regarding the operation and effectiveness of Administrator’s disclosure controls and procedures as mutually agreed to by the parties; (18) review the Funds’ performance information (primarily focusing on information calculated by Administrator and provided to the Trust’s investment adviser) included in shareholder letters, reports and proxy statements;”

2.	No Other Changes. Other than as provided herein, all other terms, conditions and provisions of the Agreement shall remain in full force and effect.

3.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Amended and Restated Administration Agreement as of the day and year first above written.

THE MARSICO INVESTMENT FUND

By:

Title:

UMB FUND SERVICES, INC.

By:

Title: